Allbirds Announces Appointment of Ann Freeman to its Board of Directors

SAN FRANCISCO, Calif., August 16, 2022 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today announced the appointment of Ann Freeman as a member of the company’s board of directors, effective August 16, 2022.

Ms. Freeman is an industry veteran and dynamic leader having spent over 26 years at Nike where she held multiple leadership positions in all key global markets. Most recently Ms. Freeman was Vice President and General Manager of North America, Nike’s largest market, where she led a team of 25,000 and oversaw all aspects of the business including, full P&L responsibility, strategy, product and merchandising, marketing, marketplace development, retail, digital, and brand management. Prior to that Ms. Freeman was Vice President of Global Sales where she led an internal global re-organization initiative, which eliminated friction within complex structures focused on delivering a premium consumer experience while focusing on direct-to-consumer e-commerce. Ms. Freeman holds a Bachelor of Science in Finance from Ohio University.

Joey Zwillinger, Co-Founder and Co-CEO of Allbirds said: "We are thrilled and honored to add Ann to our board of directors. Ann brings a wealth of knowledge, experience, and leadership to this role, and we believe her strong track record of leading diverse teams and solving complex problems within the world’s largest footwear company will be a tremendous benefit to our company as we continue to scale and gain momentum with consumers around the world."

"I am delighted to join Joey, Tim, and the Allbirds Board at such an exciting moment as consumers worldwide are seeking a no compromise approach to footwear and apparel focused on style, comfort, and sustainability," said Ann Freeman. "I am truly inspired by Allbirds’s bold mission of creating better things in a better way and focus on delivering Super Natural Comfort to their customers."

Ann will be replacing Nancy Green. Nancy joined Allbirds’s board in February 2020 and was an instrumental advisor during the company’s November 2021 IPO. “Nancy has been a wonderful board member over the past two years,” said Tim Brown, Co-Founder and Co-CEO. “We are grateful for her contributions and friendship, and wish her the best in her next pursuits.”
About Allbirds, Inc.

Headquartered in San Francisco, Allbirds (NASDAQ: BIRD) is a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, while treading lighter on the planet. The Allbirds story began with superfine New Zealand merino wool and has since evolved to include a eucalyptus tree fiber knit fabric and a sugarcane-based EVA foam (SweetFoam®). Allbirds serves customers across 36 countries through 51 Allbirds stores and its e-commerce website, www.allbirds.com.
Investor Relations:

Katina Metzidakis
ir@allbirds.com
Media Contact:

press@allbirds.com
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